Exhibit 99.1

FOR IMMEDIATE RELEASE

For Media:	For Investors:
Kim Hillyer	Jeff Goeser
Director, Communications & Public Affairs	Director, Investor Relations & Finance
402-574-6523	402-597-8464
kim.hillyer@tdameritrade.com	jeffrey.goeser@tdameritrade.com
@TDAmeritradePR

TD Ameritrade Plans to List Shares on Nasdaq

OMAHA, Neb., December 1, 2015 – TD Ameritrade Holding Corporation (NYSE: AMTD) today announced that it is transferring the listing of its common stock to the Nasdaq Stock Market LLC (“Nasdaq”). The company expects to begin trading on Nasdaq on Dec. 14, 2015, using its current symbol, “AMTD.” The company will continue to trade on the New York Stock Exchange until the transfer is completed.

“We regularly review our many business relationships, and moving our shares to Nasdaq is the right thing for our business at this point in time,” said Fred Tomczyk, president and chief executive officer of TD Ameritrade. “We appreciate all that the New York Stock Exchange has done for us over the last few years, and we look forward to expanding our existing relationship with Nasdaq.”

“We are excited to welcome TD Ameritrade to Nasdaq and look forward to our partnership with the company and its shareholders,” said Bob Greifeld, chief executive officer, Nasdaq.

For more news and information at TD Ameritrade, follow the company on Twitter, @TDAmeritradePR.

About TD Ameritrade Holding Corporation

Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (NYSE: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how - bringing Wall Street to Main Street for more than 40 years. An official sponsor of the 2016 U.S. Olympic and Paralympic Teams, as well as an official sponsor of the National Football League, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit TD Ameritrade’s newsroom or www.amtd.com for more information, or read our stories at http://freshaccounts.amtd.com.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org) /SIPC (www.SIPC.org)

Source: TD Ameritrade Holding Corporation